Barry L. Friedman
                           Certified Public Accountant
                                1582 Tulita Drive
                               Las Vegas, NV 89123
                                 1-702-361-8414

September 25, 2000

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

I was previously principal accountant for SalesRepCentral.com, Inc. (the "Company") and reported on the financial statements of the Company for the period ended August 31, 1999. Effective September 15, 2000, my appointment as principal accountant was terminated. I have read the Company's statements included under Item 4 of its Form 8-K dated September 25, 2000, and I agree with such statements, except that I am not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that Semple & Cooper, LLP was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,

/s/ Barry L. Friedman

Barry L. Friedman, CPA